                                    EXHIBIT 4

                          INDEPENDENT AUDITOR'S REPORT
                                       OF
                                      HEALTH & LEISURE, INC. AND SUBSIDIARIES
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2000 AND 1999

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

                                 C O N T E N T S


Independent Auditors' Report.......................................... 3

Consolidated Balance Sheet............................................ 4

Consolidated Statements of Operations................................. 5

Consolidated Statements of Stockholders' Equity (Deficit)............. 6

Consolidated Statements of Cash Flows................................. 9

Notes to the Consolidated Financial Statements........................11

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors
Health & Leisure, Inc. and Subsidiaries
(A Development Stage Company)
Columbus, Ohio


We have audited the accompanying consolidated balance sheet of Health & Leisure, Inc. and Subsidiaries (a development stage company) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and from inception on March 13, 1985 through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health & Leisure, Inc. and Subsidiaries (a development stage company) as of December 31, 2000 and the consolidated results of their operations and their cash flows for the years ended December 31, 2000 and 1999, and from inception on March 13, 1985 through December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has had limited operations and limited capital which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 21, 2001

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           Consolidated Balance Sheet


                                     ASSETS
                                     ------

                                                                    December 31,
                                                                        2000
                                                                    -----------
CURRENT ASSETS

   Cash and cash equivalents                                        $     2,575
                                                                    -----------

     Total Current Assets                                                 2,575
                                                                    -----------

     TOTAL ASSETS                                                   $     2,575
                                                                    ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------
CURRENT LIABILITIES

   Accounts payable                                                 $    73,432
   Accrued wages (Note 3)                                               390,000
   Note payable - related party (Note 2)                                292,772
   Accrued interest payable - related party (Note 2)                    117,044
                                                                    -----------

     Total Current Liabilities                                          873,248
                                                                    -----------

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock; 10,000,000 shares authorized of $0.01
    par value, no shares outstanding                                       --
   Common stock; 20,000,000 shares authorized of $0.01
    par value, 17,325,427 shares issued and outstanding                 173,254
   Additional paid-in capital                                         1,213,236
   Deficit accumulated during the development stage                  (2,257,163)
                                                                    -----------

     Total Stockholders' Equity (Deficit)                              (870,673)
                                                                    -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)           $     2,575
                                                                    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                                     From
                                                          For the                 Inception on
                                                         Years Ended               March 13,
                                                         December 31,             1985 through
                                                ----------------------------      December 31,
                                                   2000              1999             2000
                                                -----------      -----------      -----------
REVENUES

   Product sales                                $      --        $      --        $   297,667
   Consulting revenue                                25,000           31,000          575,061
                                                -----------      -----------      -----------

     Total Revenue                                   25,000           31,000          872,728
                                                -----------      -----------      -----------

OPERATING EXPENSES

   Cost of goods sold                                  --               --            402,961
   Officer salaries                                  24,000           24,000          596,750
   General and administrative                        19,522           17,324          949,946
   Legal and accounting                              68,042           18,553          631,769
   Travel                                            75,389           59,160          564,903
   Bad debts                                           --               --             38,500
   Depreciation and amortization                       --               --             48,216
                                                -----------      -----------      -----------

     Total Expenses                                 186,953          119,037        3,233,045
                                                -----------      -----------      -----------

LOSS FROM OPERATIONS                               (161,953)         (88,037)      (2,360,317)
                                                -----------      -----------      -----------

OTHER INCOME (EXPENSE)

   Interest income                                     --               --             18,111
   Interest expense                                 (18,070)         (13,739)        (200,608)
   Gain on sale of marketable securities               --               --             19,590
   Other income (Note 6)                            100,000              722           98,773
                                                -----------      -----------      -----------

     Total Other Income (Expense)                    81,930          (13,739)         (64,134)
                                                -----------      -----------      -----------

LOSS BEFORE EXTRAORDINARY ITEM                      (80,023)        (101,776)      (2,424,451)
                                                -----------      -----------      -----------

EXTRAORDINARY ITEM - GAIN ON EXTINGUISHMENT
 OF DEBT                                               --               --            167,288
                                                -----------      -----------      -----------

NET LOSS                                        $   (80,023)     $  (101,776)     $(2,257,163)
                                                ===========      ===========      ===========

BASIC LOSS PER SHARE                            $     (0.00)     $     (0.01)
                                                ===========      ===========

WEIGHTED AVERAGE SHARES OUTSTANDING              17,325,427       17,325,427
                                                ===========      ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
            Consolidated Statements of Stockholders' Equity (Deficit)

                                                                             Deficit
                                                                           Accumulated
                                       Common Stock         Additional      During the
                                  ----------------------      Paid-In      Development
                                    Shares       Amount       Capital         Stage
                                  ----------------------     --------      ----------
Balance at inception on
 March 13, 1985                         --       $  --       $   --        $    --

Proceeds from initial issuance
 of common stock on March 13,
 1985 at $0.02 per share             300,000       3,000        3,000           --

Retroactive effect of
 recapitalization                  7,700,000      77,000       (3,000)       (27,049)

Net loss for the period ended
 December 31, 1985                      --          --           --          (96,722)
                                   ---------     -------     --------      ---------

Balance, December 31, 1985         8,000,000      80,000         --         (123,771)
Common shares issued for
 cash at $0.10 per share           1,000,000      10,000       90,000           --

Proceeds from exercise of
 Series A Warrants at
 $0.99 per share                     625,427       6,254      614,661           --

Stock offering costs                    --          --        (25,610)          --

Net loss for the year ended
 December 31, 1986                      --          --           --         (230,969)
                                   ---------     -------     --------      ---------

Balance, December 31, 1986         9,625,427      96,254      679,051       (354,740)

Proceeds from exercise of
 options at $0.01 per share          140,000       1,400         (550)          --

Proceeds from exercise of
 Series A Warrants at
 $1.00 per share                      10,000         100        9,900           --

Common shares issued
 pursuant to finders fee
 agreement at $0.01 per share        200,000       2,000         --             --

Cost incurred in obtaining
 working capital                        --          --        (25,580)          --

Net loss for the year ended
 December 31, 1987                      --          --           --         (374,614)
                                   ---------     -------     --------      ---------

Balance, December 31, 1987         9,975,427     $99,754     $662,821      $(729,354)
                                   ---------     -------     --------      ---------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
      Consolidated Statements of Stockholders' Equity (Deficit) (Continued)

                                                                             Deficit
                                                                           Accumulated
                                       Common Stock         Additional      During the
                                  ----------------------      Paid-In      Development
                                    Shares       Amount       Capital         Stage
                                  ----------------------     --------      ----------
Balance, December 31, 1987        9,975,427     $ 99,754     $  662,821     $  (729,354)

Dividend - 498,771 shares
 of Entrepreneur, Inc.                 --           --             --           (14,689)

Net loss for the year ended
 December 31, 1988                     --           --             --          (242,711)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1988        9,975,427       99,754        662,821        (986,754)

Common stock issued in lieu
 of debt at $0.06 per share       2,000,000       20,000        100,000            --

Common stock issued for cash
 at $0.07 per share               1,500,000       15,000         95,000            --

Contribution of capital                --           --          106,415            --

Net loss for the year ended
 December 31, 1989                     --           --             --          (156,153)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1989       13,475,427      134,754        964,236      (1,142,907)

Common stock issued for cash
 at $0.07 per share               3,850,000       38,500        241,500            --

Net loss for the year ended
 December 31, 1990                     --           --             --          (490,642)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1990       17,325,427      173,254      1,205,736      (1,633,549)

Net loss for the year ended
 December 31, 1991                     --           --             --           (22,323)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1991       17,325,427      173,254      1,205,736      (1,655,872)

Net loss for the year ended
 December 31, 1992                     --           --             --           (78,322)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1992       17,325,427      173,254      1,205,736      (1,734,194)

Contributed capital                    --           --            7,500            --

Net loss for the year ended
 December 31, 1993                     --           --             --           (85,881)
                                 ----------     --------     ----------     -----------

Balance, December 31, 1993       17,325,427     $173,254     $1,213,236     $(1,820,075)
                                 ----------     --------     ----------     -----------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
      Consolidated Statements of Stockholders' Equity (Deficit) (Continued)

                                                                             Deficit
                                                                           Accumulated
                                       Common Stock         Additional      During the
                                  ----------------------      Paid-In      Development
                                    Shares       Amount       Capital         Stage
                                  ----------------------     --------      ----------
Balance, December 31, 1993      17,325,427     $173,254     $1,213,236     $(1,820,075)

Net loss for the year ended
 December 31, 1994                    --           --             --           (61,810)
                                ----------     --------     ----------     -----------

Balance, December 31, 1994      17,325,427      173,254      1,213,236      (1,881,885)

Net loss for the year ended
 December 31, 1995                    --           --             --           (58,056)
                                ----------     --------     ----------     -----------

Balance, December 31, 1995      17,325,427      173,254      1,213,236      (1,939,941)

Net loss for the year ended
 December 31, 1996                    --           --             --           (63,365)
                                ----------     --------     ----------     -----------

Balance, December 31, 1996      17,325,427      173,254      1,213,236      (2,003,306)

Net loss for the year ended
 December 31, 1997                    --           --             --           (36,499)
                                ----------     --------     ----------     -----------

Balance, December 31, 1997      17,325,427      173,254      1,213,236      (2,039,805)

Net loss for the year ended
 December 31, 1998                    --           --             --           (35,559)
                                ----------     --------     ----------     -----------

Balance, December 31, 1998      17,325,427      173,254      1,213,236      (2,075,364)

Net loss for the year ended
 December 31, 1999                    --           --             --          (101,776)
                                ----------     --------     ----------     -----------

Balance, December 31, 1999      17,325,427      173,254      1,213,236      (2,177,140)

Net loss for the year ended
 December 31, 2000                    --           --             --           (80,023)
                                ----------     --------     ----------     -----------

Balance, December 31, 2000      17,325,427     $173,254     $1,213,236     $(2,257,163)
                                ==========     ========     ==========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows

                                                                                      From
                                                              For the             Inception on
                                                            Years Ended             March 13,
                                                            December 31,           1985 through
                                                      -----------------------      December 31,
                                                        2000           1999            2000
                                                      --------      ---------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                           $(80,023)     $(101,776)     $(2,257,163)
   Adjustments to reconcile net loss to net cash
    (used) by operating activities:
     Depreciation and amortization                        --             --             48,216
     Bad debt expense                                     --             --             38,500
     Extraordinary item - extinguishment of debt          --             --           (167,288)
     Gain on sale of marketable securities                --             --            (19,590)
     Expenses recorded as note payable to officer         --             --            163,275
     Common stock issued for services rendered            --             --            197,000
     Other non-cash items                                 --             --             (4,520)
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable           --             --            (31,000)
     (Increase) decrease in other assets                  --             --            (11,778)
     Increase (decrease) in accounts payable            13,978         25,705          158,351
     Increase (decrease) in accrued expenses            42,070         36,638          573,670
                                                      --------      ---------      -----------

       Net Cash (Used) by Operating Activities         (23,975)       (39,433)      (1,312,327)
                                                      --------      ---------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES

   Offering costs for Entrepreneur, Inc.                  --             --             (5,059)
   Purchase of furniture and fixtures                     --             --             (1,893)
   Proceeds of sales of marketable securities             --             --             48,180
                                                      --------      ---------      -----------

       Net Cash Provided by Investing Activities          --             --             41,228
                                                      --------      ---------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from exercise of warrants                     --             --            630,915
   Cash receipts from note payable                        --             --            388,051
   Cash receipts from note payable - shareholder        50,500         66,739          300,500
   Payments on note payable - shareholder              (25,000)       (27,691)        (210,491)
   Payments on note payable                               --             --           (144,651)
   Proceeds from sale of common stock                     --             --            301,850
   Proceeds from contributed capital                      --             --              7,500
                                                      --------      ---------      -----------

       Net Cash Provided by Financing Activities      $ 25,500      $  39,048      $ 1,273,674
                                                      --------      ---------      -----------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                Consolidated Statements of Cash Flows (Continued)

                                                                          From
                                                   For the             Inception on
                                                 Years Ended            March 13,
                                                 December 31,          1985 through
                                             --------------------       December 31,
                                              2000         1999            2000
                                             ------       -------        -------
NET INCREASE (DECREASE) IN CASH              $1,525       $  (385)       $ 2,575

CASH, BEGINNING OF PERIOD                     1,050        (1,435)          --
                                             ------       -------        -------

CASH, END OF PERIOD                          $2,575       $ 1,050        $ 2,575
                                             ======       =======        =======

SUPPLEMENT CASH FLOW INFORMATION

   Interest paid                             $ --         $ 1,101        $56,911
   Income tax                                $ --         $  --          $  --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              The consolidated financial statements presented are those of Health & Leisure, Inc. (Health) and its wholly-owned subsidiaries, H & L Concepts, Inc. (H & L), Amtele, Inc. (Amtele), and Venture Sum, Inc. (Venture). Collectively, they are referred to herein as the "Company".

              Health & Leisure, Inc. was incorporated on March 13, 1985, under the laws of the State of Utah as Univenture Capital Corporation (Univenture). On August 29, 1986, Univenture issued 7,700,000 shares of common stock to stockholders of Health and Leisure, Inc., a Delaware Corporation, (which subsequently changed its name to Entre Vest, Inc.) for all the outstanding stock of Health & Leisure, Inc. This transaction was treated as a recapitalization of Health & Leisure, Inc., and the financial statements of both companies were combined to reflect this transaction retroactively to March 13, 1985 (date of inception). Prior to this transaction, results of operations from January 1, 1986 through August 29, 1986 included losses of $13,000 and $77,000 for Univenture and Health & Leisure, Inc., respectively. Univernture had previously reported no income or expense for the period ended December 31, 1985. Univenture has since changed its name to Health & Leisure, Inc.

              In June 1985, the Company formed H & L Concepts, Inc., an Ohio corporation, for the purpose of engaging in any lawful act or activity for which corporations may be. H & L Concepts, Inc. is a wholly-owned subsidiary of the Company.

              In 1990, the Company formed Amtele, Inc., a wholly-owned Delaware subsidiary, for the purpose of marketing telecommunication services. Amtele, Inc. has had no operations since 1992.

              In 1990, the Company formed Venture Sum, Inc., a wholly-owned Delaware subsidiary, for the purpose of searching for and combining with an existing privately-held company in a form which would result in the combined entity being a public corporation. Venture Sum, Inc. has had no operations since 1992.

              Health & Leisure, Inc. was incorporated primarily for the purpose of marketing a disposable pad that produces heat instantaneously by exothermic reaction. The markets for this product include medical, health, sports, and leisure fields. The market for the heat pads has not developed on a scale anticipated by management and the sale of heat pads has not resulted in profitable operations. The Company is no longer actively marketing heat pads.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              a.  Organization (Continued)

              From March, 1990 through December, 1991, the Company marketed a long distance telephone service of American Telephone & Telegraph, Inc. (AT&T) known as its Software Defined Network (SDN) service to primarily small and mid-sized companies located throughout the United States. On December 28, 1990, the Company began conducting its telecommunications business through a 50% interest in Telephony Worldwide Enterprise (TWE), a partnership. In 1991, the Company recorded a loss from TWE of $19,861. In 1992, TWE ceased all business activity. The Company divested itself of the partnership in 1991 including all interest in the partnership and all liabilities therefrom. As a result of the TWE partnership, the Company recorded consulting revenue in the amount of $12,667 and $38,000 in 1991 and 1992, respectively.

              During 1991 and 1992, the Company discontinued all business activities with respect to the heat pads and the SDN service, and since that time has been seeking a company with which to effect a business combination.

              In 1993, the Company began providing consulting services for pharmaceutical companies. The Company's president, who is a registered pharmacist, arranged for these services to help meet on-going expenses. The Company does not consider consulting to be its primary on-going business operation and stopped providing these services during 2000.

              The Company has limited operations, assets and liabilities. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity during this phase. It is the intent of management and significant shareholders to continue to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

              b.  Accounting Method

              The Company's consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

              c.  Cash and Cash Equivalents

              Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              d.  Basic Net Loss Per Share

              The computation of basic net loss per share of common stock is based on the weighted average number of shares outstanding during the period of financial statements.

                                                                For the Year Ended
                                                                December 31, 2000
                                                      ------------------------------------
                                                          Loss        Shares     Per Share
                                                      (Numerator) (Denominator)    Amount
                                                      ----------- -------------  ---------
                                                        $(80,023)   17,325,427    $(0.00)
                                                        ========    ==========    ======

                                                                For the Year Ended
                                                                December 31, 1999
                                                      ------------------------------------
                                                          Loss        Shares     Per Share
                                                      (Numerator) (Denominator)    Amount
                                                      ----------- -------------  ---------
                                                       $(101,776)   17,325,427    $(0.01)
                                                       =========    ==========    ======

              e.  Provision for Taxes

              At December 31, 2000, the Company had net operating loss carryforwards of approximately $2,180,000 that may be offset against future taxable income through 2020. No tax benefit has been reported in the consolidated financial statements as the Company believes that the carryforwards will expire unused. Accordingly, the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

              The income tax benefit differs from the amount computed at federal statutory rates of approximately 38% as follows:

                                                                  For the Year Ended
                                                                      December 31,
                                                                  ------------------

                                                                    2000      1999
                                                                  --------  --------

              Income tax benefit at statutory rate                $ 30,400  $ 38,675
              Change in valuation allowance                        (30,400)  (38,675)
                                                                  --------  --------
                                                                  $   --    $   --
                                                                  ========  ========

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              e.  Provision for Taxes (Continued)

              Deferred tax assets (liabilities) are comprised of the following:

                                                               For the Year Ended
                                                                   December 31,
                                                               --------------------
                                                                  2000       1999
                                                               ---------  ---------
              Income tax benefit at statutory rate             $ 828,400  $ 798,000
              Change in valuation allowance                     (828,400)  (798,000)
                                                               ---------  ---------

                                                               $    --    $    --
                                                               =========  ========

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

              f.  Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              g.  Revenue Recognition

              The Company has no significant source of ongoing revenues. Revenue recognition policies will be determined when principal operations commence.

              h.  Principles of Consolidation

              The consolidated financial statements include the accounts of Health & Leisure, Inc. and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts have been eliminated.

              i.  Additional Accounting Policies

              Additional accounting policies will be established once planned principal operations commence.

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
                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 2 -      NOTE PAYABLE - RELATED PARTY

              In order to meet its cash flow needs, the Company has repeatedly borrowed from one of its principal directors. This note functions similar to a revolving line of credit in that it has no specific pay back terms. Interest accrues on this note at a rate of 6% per annum. The total principal amount due on the note at December 31, 2000 was $292,772. Unpaid interest at December 31, 2000 totaled $117,044. Because payments on the note will accelerate and be immediately due and payable if a change in control occurs, and since the Company is pursuing transactions in which it will combine with another entity, likely resulting in a change of control, the entire balance including unpaid interest has been classified as a current liability at December 31, 2000.

NOTE 3 -      ACCRUED WAGES

              During the year ended December 31, 2000, the Company accrued an additional $24,000 in wages payable to its president. As of December 31, 2000, the Company has recorded total accrued wages payable to its president of $390,000.

NOTE 4 -      GOING CONCERN

              The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek after a merger with an existing operating company. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

NOTE 5 -      PREFERRED AND COMMON STOCK

              During 1986, a total of 2,000,000 Series A and Series B warrants were issued in registered form. They were tradeable separately in the over-the-counter market. Each warrant evidenced the right to purchase one share of common stock.

              During 1987 and 1986, 625,427 Series A warrants were exercised at $1.00 per share. No warrants were exercised during 1988, and all remaining warrants expired in 1988.

              The Company issued 200,000 shares of common stock as a finder's fee during 1987. The finder's fee was valued at $2,000 based upon the par value of the stock.

              On May 2, 1988, the Company effected a one-for-ten reverse stock split. The common stock outstanding at that date was reduced from 99,754,275 to 9,975,427 and the authorized common stock changed from 200,000,000 shares, $0.001 par value to 20,000,000 shares, $0.01 par value.

              The Company authorized 10,000,000 shares of preferred stock, $0.01 par value, pursuant to an amendment to the Company's certificate of incorporation filed May 2, 1988. The amended certificate permits the Board of Directors to issue one or more series of the preferred stock on terms and conditions approved by the Board of Directors without further action by the stockholders. No shares of preferred stock were issued as of December 31, 2000.

              In 1989, the Company entered into an agreement with its president to discharge indebtedness aggregating $120,000 in exchange for 2,000,000 shares of the Company's common stock. This transaction was recorded as a capital contribution by the Company's president which increased common stock and additional paid-in capital by $120,000 in 1989.

              In 1989, the Company sold 1,000,000 shares of common stock for $60,000 to a director of the Company and signed subscription agreements to issue 500,000 shares of common stock for $50,000, which was received in January, 1990. During 1989, the president individually entered into agreements with two creditors whereby he transferred certain personal assets in full settlement of the amounts due the creditors in the aggregate of $91,415. These settlement agreements have been treated as a capital contribution by the Company's president. During 1989, the president contributed $15,000 of marketable securities to the Company.

              On May 25, 1990, the Company issued 1,000,000 shares of common stock to a vice president of the Company as a signing bonus in consideration for his acceptance of the position. The shares were recorded at $0.10 per share based on the fair market value of the shares, established by previous sales to unrelated parties.

              During 1990, the Company issued 2,000,000 shares of common stock to consultants of the Company (recorded as compensation at the contractually stated fair value of the services performed) and 850,000 shares pursuant to stock subscription agreements.

NOTE 6 -      OTHER INCOME

              On October 6, 2000, the Company executed an Agreement and Plan of Merger pertaining to a contemplated merger transaction with Big Pros, Inc. ("Big Pros"), a Florida corporation. Under the terms of this agreement as subsequently amended, Big Pros was to deposit the sum of $100,000 into the Company's bank account as a good faith deposit on the contemplated merger of the two companies. This deposit was to be used to pay down the Company's note payable to one of its directors. Upon receipt of the funds, however, the Company elected to use the proceeds for the payment of various general and administrative expenses. The amount has been recorded as other income for the year ended December 31, 2000 since the merger is no longer anticipated to occur.

              The merger agreement allowed the Company to terminate the merger agreement on November 30, 2000 since the proceeds from the issuance of certain convertible debentures in the amount of $2,500,000 were not received by the Company by November 28, 2000.

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